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                                   EXHIBIT 99


AT THE COMPANY:
Daniel D. Viren                             Roy Youst
Senior Vice President-Finance               Director Corporate Communications
(614) 864-6400                              (614) 864-6400


FOR IMMEDIATE RELEASE
THURSDAY, JUNE 5, 2003


              R.G. BARRY CORPORATION SUBMITS BUSINESS PLAN TO NYSE COMPANY EXPECTS TO AGAIN FULLY MEET NYSE LISTING STANDARDS

PICKERINGTON, OHIO - JUNE 5, 2003 - R.G. BARRY CORPORATION (NYSE:RGB) today reported that it has responded to notification from the New York Stock Exchange
(NYSE) that the Company has fallen below NYSE continued listing standards for market capitalization and shareholders' equity. The Company expects to be in full compliance of those standards within 18 months of the date of notification, as required by NYSE rules.

Since receiving the NYSE notification, R.G. Barry has evaluated alternatives with regard to complying with the requirements of total market capitalization of not less than $50 million over a 30-day trading period and shareholders' equity of not less than $50 million. The Company has submitted to the NYSE a business plan that it believes demonstrates it will be able to satisfy continued listing requirements within the specified 18-month time period. The Company's total market capitalization was approximately $39.5 million at the market close on May 29, 2003; and at the end of the Company's first fiscal quarter on March 29, 2003, its total shareholders' equity was approximately $43.5 million.

The NYSE may take up to 45 days to review and evaluate the business plan. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan, the Company will be subject to NYSE trading suspension and delisting. Should delisting occur, the Company believes that an alternative trading venue will be available.

To learn more about R.G. Barry Corporation and its at- and around-the-home footwear products, visit the Company Website at <www.rgbarry.com>.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this news release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans and strategies, and reflect our current assessment of the risks and uncertainties related to our business. In addition to the risks and uncertainties noted in the release, there are factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; the availability and costs of financing; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.

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